Exhibit 6.1

THE INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS THEREFROM. THESE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE SECURITIES ACT OF 1933 AND THE REGULATIONS PROMULGATED PURSUANT THERETO (UNLESS EXEMPT THEREFROM) AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS.

OPERATING AGREEMENT

OF

THE CROWN LEAGUE, LLC

a Delaware Limited Liability Company

This Operating Agreement is made and entered into as of April __, 2019, by and among those persons designated as Members on the attached Exhibit A (each, a “Member,” and collectively, the “Members”) and who have either executed this Agreement or a joinder hereto. Certain capitalized words used herein have the meanings set forth in Section 2 hereof.

1.           ORGANIZATION

1.1         General. “THE CROWN LEAGUE, LLC” (the “Company”) was formed as a Delaware limited liability company by the execution and filing of the Certificate of Organization with the Delaware Secretary of State in accordance with the Act, and the rights and liabilities of the Members shall be as provided in such Act, and as may be modified in this Agreement. In the event of a conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Act specifically provides that an operating agreement may not change the provision in question.

1.2         Business Purpose. The Company was formed for the purpose of developing, owning and operating, an online fantasy football league, designated as “The Crown League”.

1.3         Name and Address of Company. The business of the Company shall be conducted under the name “THE CROWN LEAGUE, LLC,” or such other name as the Managing Member shall determine, and its principal executive office shall be located at the address as determined by the Managing Member. The Company may also have such offices within and outside the State of Delaware as the Managing Member may from time to time determine.

1.4         Term. The term of the Company’s existence commenced upon the filing of its Certificate of Organization with the Delaware Secretary of State, and shall continue until such time as it is terminated pursuant to Section 9.

1.5         Required Filings. The Managing Member shall cause to be executed, filed, recorded and/or published, such certificates and documents as may be required by this Agreement or by applicable law in connection with the formation and operation of the Company.

Operating Agreement - The Crown League, LLC
1 of 35

1.6         Registered Agent. The Company’s initial registered agent shall be as provided in the Certificate. The registered agent may be changed from time to time by the Managing Member by causing the filing of the name of the new registered agent in accordance with the Act.

1.7         Organizational Expenses of the Company. The Company shall pay or reimburse to the Managing Member and the Members any expenses incurred by them on behalf of the Company with respect to the formation and organization of the Company (including legal and filing fees).

2.           DEFINITIONS

For purposes of this Agreement, the terms defined hereinbelow shall have the following meaning unless the context clearly requires a different interpretation:

2.1         “Act” means the Delaware Limited Liability Company Act, including amendments from time to time.19

2.2         “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(iii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

2.3         “Affiliates” means with respect to any Person or entity: (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person; (b) any Person or entity owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such Person; (c) any officer, director, manager, general partner, trustee, or anyone acting in a substantially similar capacity as to such Person; (d) any Person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing; and (e) any Person related to such Person or entity within the meaning of Code Section 267(b).

2.4         “Agreement” means this Operating Agreement of the Company.

2.5         “Assignee” means a Person who has acquired Units from an Interest Holder, but who is not a Substituted Member.

2.6         “Board of Governors” means the board of representatives comprised of the Team Governors and the League Representatives.

2.7         “Board Representatives” means the Team Governors and the League Representatives.

Operating Agreement - The Crown League, LLC
2 of 35

2.8         “Capital Account” of a Member means the capital account of that Member determined from the inception of the Company strictly in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations. If any Units are Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the Unit so Transferred. In the event that assets of the Company other than cash are distributed to a Member in kind, Capital Accounts shall be adjusted for the hypothetical “book” gain or loss that would have been realized by the Company if the distributed assets had been sold for their Fair Market Values in a cash sale (in order to reflect unrealized gain or loss). In the event of the liquidation of the Company, Capital Accounts shall be adjusted for the hypothetical “book” gain or loss that would have been realized by the Company if all Company assets had been sold for their Fair Market Values in a cash sale (in order to reflect unrealized gain or loss).

2.9         “Capital Contribution” of a Member, at any particular time, means the amount of money or property or a promissory note or other binding obligation to contribute money or property which that Member has theretofore contributed to the capital of the Company.

2.10       “Certificate” means the Certificate of Organization of the Company as filed with the Delaware Secretary of State, as the same may be amended from time to time.

2.11       “Change of Control” means that a Person (together with any Affiliates of such Person or Persons otherwise associated with such Person) or a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), is or becomes the beneficial owner (as defined under Rule 13d of the 1934 Act), directly or indirectly, of equity securities of such Person (or parent of such Person) entitling such Person to exercise Fifty Percent (50%) or more of the total voting power of all classes of equity securities of such Person (or parent of such Person).

2.12       “Class A Member” means a Member holding Class A Units.

2.13       “Class A Debt Agreements” means promissory notes or other monetary obligations that may become due from a Class A Member to the Company, including, but not limited to, any promissory note related to the issuance of Class A Units, and any security agreement entered into in connection therewith.

2.14       “Class A Units” means the Units designated as Class A Units and held by Class A Members as designated on Exhibit A, as may be amended from time to time. The Class A Units shall represent 49.992% of the Membership Interests, regardless of whether any additional Class A Units are issued in the future.

2.15       “Class B Member” means a Member holding Class B Units.

2.16       “Class B Units” means Units designated as Class B Units and held by Class B Members as designated on Exhibit A, as may be amended from time to time. The Class B Units shall represent 50.008% of the Membership Interests, regardless of whether any additional Class B Units are issued in the future.

2.17       “Code” means the Internal Revenue Code of 1986, as amended to date, or corresponding provisions of subsequent superseding revenue laws.

2.18       “Company” shall refer to the limited liability company created pursuant to the Certificate as governed by this Agreement.

Operating Agreement - The Crown League, LLC
3 of 35

2.19       “Company Minimum Gain” with respect to any taxable year of the Company means the “partnership minimum gain” of the Company computed strictly in accordance with the principles of Section 1.704-2(d) of the Treasury Regulations.

2.20       “Control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

2.21       “Default Event” means the material violation by a Class A Member of any League Governing Document or the failure of such Class A Member to satisfy its obligations under any of the Class A Debt Agreements.

2.22       “Defaulting Class A Member” means a Class A Member which the Managing Member determines, in its reasonable discretion, has committed a Default Event, and has failed to cure such Default Event, if such Default Event is capable of being cured, within 30 days following receipt by the Class A Member of written notice describing such Default Event.

2.23       “Distributable Cash” at any time means that portion of the cash then on hand or in bank or other accounts of the Company which the Managing Member deems available for distribution to the Members, taking into account (a) the amount of cash required for the payment of all current expenses, liabilities and obligations of the Company (whether for expense items, capital expenditures, improvements, retirement of indebtedness or otherwise), and (b) a reasonable holdback for the payment of future expenses, liabilities, obligations, future business plans, expected growth initiatives, and for future contingencies, known or unknown.

2.24       “Distribution” means the transfer of money or property by the Company to one or more Members without separate consideration.

2.25       “Economic Interest” means a share, expressed as a percentage, of one or more of the Company’s Net Income, Net Losses, Tax Credits, Distributable Cash or other Distributions, but does not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company or the right to information concerning the business and affairs of the Company.

2.26       “Economic Risk of Loss” means the economic risk of loss within the meaning of Section 1.752-2 of the Treasury Regulations.

2.27       “Fair Market Value” means, with respect to an asset, the price at which that asset would be sold for cash payable in a transaction between a hypothetical willing arm’s length buyer and a hypothetical willing arm’s length seller, each having reasonable knowledge of all relevant facts concerning the asset and neither acting under any compulsion to buy or sell. In any case, unless otherwise set forth in this Agreement, Fair Market Value of any asset shall be determined by the Managing Member in its sole and reasonable discretion.

2.28       “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

2.29       “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

Operating Agreement - The Crown League, LLC
4 of 35

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Member making such contribution and the Managing Member;

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Managing Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the Distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)          The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such assets on the date of Distribution as determined by the distributee and the Managing Member, provided that if the distributee is the Managing Member; and

(d)          The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.29 to the extent the Managing Member determines that an adjustment pursuant to Section 2.29(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.29(d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 2.29(a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

2.30       “Interest Holders” means both Members, and their respective Assignees.

2.31       “League Governing Documents” means (a) this Agreement, (b) The Crown League Constitution and schedules and exhibits thereto (the “League Constitution”), (c) the Services Agreement and other agreements between any Class A Member and the Company, and (d) any and all other rules, regulations memoranda, style guides, directives, and policies pertaining to the Crown League (including those relating to territorial rights, broadcast, sponsorship, streaming and personnel matters and those relating to the use of The Crown League technology platform (including any applicable end-user license or sublicense agreement)), in each case, as they may be adopted, amended or modified from time to time by the Managing Member (the “League Rules”).

2.32       “League Representatives” means two representatives appointed to the Board of Governors by the Class B Members.

2.33       “Majority Vote” means approval by the affirmative vote or written consent of (i) Members holding more than fifty percent (50%) of all of the Units then outstanding, and eligible to vote, voting as a single class, in any instance in which approval of the Members, without regard to the Class of Units held by them, is required to be obtained, or (ii) Members holding more than fifty percent (50%) of the outstanding Units of any Class (whether Class A Units or Class B Units) eligible to vote, in any instance in which a vote or consent of the holders of the Units of such Class, voting or consenting as a separate Class, is required to be obtained, or (iii) the vote of a majority of the Board Representatives eligible to vote, in any instance in which the approval of the Board of Governors is required to be obtained, or (iv) if there is more than one Managing Member, the vote of a majority of the Managing Members eligible to vote, in any instance in which the approval of the Managing Members is required to be obtained.

Operating Agreement - The Crown League, LLC
5 of 35

2.34       “Managing Member” means the Member serving as the Managing Member pursuant to Section 5.2 hereof.

2.35       “Member” means any Person admitted to the Company as a Member (including, without limitation, the Class A Members and Class B Members) or Substituted Member and who has not ceased to be a Member, as set forth from time to time on Exhibit A hereto . Wherever the context requires, reference in this Agreement to a Member shall include an Assignee who does not become a Substituted Member.

2.36       “Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Section 1.704-2(i) of the Treasury Regulations.

2.37       “Member Nonrecourse Debt” means any “partner nonrecourse liability” or “partner nonrecourse debt” under Section 1.704-2(b)(4) of the Treasury Regulations. Subject to the foregoing, it means any Company liability to the extent the liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations, and a Member (or related Person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the Economic Risk of Loss under Section 1.752-2 of the Treasury Regulations because, for example, the Member or related Person is the creditor or a guarantor.

2.38       “Member Nonrecourse Deductions” means the Company deductions, losses and Code Section 705(a)(2)(B) expenditures, as the case may be (as computed for “book” purposes), that are treated as deductions, losses and expenditures attributable to Member Nonrecourse Debt under Section 1.704-2(i)(2) of the Treasury Regulations.

2.39       “Net Income” and “Net Loss” means, for each Fiscal Year, the net income and net loss, respectively, of the Company, determined in accordance with federal income tax principles, including items required to be separately stated, taking into account income that is exempt from federal income taxation, items that are neither deductible nor chargeable to a capital account and rules governing depreciation and amortization, except that in computing net income or net loss, the “book” value of an asset will be substituted for its adjusted tax basis if the two differ; and the following items shall be excluded from the computation:

(a)          any gain, income, deductions or losses specially allocated under Sections 4.1, 4.2 and 4.3;

(b)          any Nonrecourse Deductions; and

(c)          any Member Nonrecourse Deductions.

2.40       “Nonrecourse Deductions” in any fiscal period means the amount of Company deductions that are characterized as “nonrecourse deductions” under Section 1.704-2(b) of the Treasury Regulations.

Operating Agreement - The Crown League, LLC
6 of 35

2.41       “Nonrecourse Liabilities” means a liability treated as a “nonrecourse liability” under Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Treasury Regulations.

2.42       “Team Governor” means the individual designated by each Class A Member, to serve on the Board of Governors.

2.43       “Percentage Interest” means (a) with respect to each Interest Holder, the amount derived by dividing the number of Units held by such Interest Holder, by the total number of issued and outstanding Units held by all Interest Holders from time to time, and (b) with respect to any class of Units, the amount derived by dividing the number of Units of such class held by such Interest Holder, by the total number of issued and outstanding Units of such class held by all Interest Holders.

2.44       “Permitted Transfers” means, except as otherwise set forth herein, a Transfer of all or a portion of (a) an individual Interest Holder’s Units or Economic Interests to a trust or other entity for the sole benefit of such Interest Holder and/or his or her spouse or issue, provided that the transferring Interest Holder continues to have sole voting control over such transferred Units; (b) an individual Interest Holder’s Units or Economic Interests to the spouse or lineal descendants of an individual Member as the result of a death of such Interest Holder; (c) an individual Interest Holder’s Units or Economic Interests to any entity Controlled by an individual Interest Holder, provided, the Interest Holder continues to have voting control of such entity; (d) in the case an Interest Holder is an entity, to another entity under common Control with the owners of such Interest Holder; (e) to another Member. A pledge of Units required in connection with institutional or other financing of the Company, any subsidiary of the Company or CrownThrown, Inc., or any of its Affiliates, shall be deemed a “Permitted Transfer” hereunder, and shall not be subject to the Transfer restrictions set forth in this Agreement. Notwithstanding the foregoing, any Transfer that effects the tax status of the Company shall not be deemed a Permitted Transfer.

2.45       “Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership (whether general, limited or limited liability) trust, limited liability company, real estate investment trust, organization, individual (including any Personal representative, executor or heir of a deceased individual), nation, state, government (including any agency, department, bureau, board, division or instrumentality thereof), trustee, receiver or liquidator.

2.46       “Public Company Event” means an offering of securities that is registered pursuant to the Securities Act of 1933 or any transaction under which the Company or its successor becomes a reporting company under the Securities Exchange Act of 1934, or under any foreign securities exchange.

2.47       “Representatives” means the officers, directors, managers, members, stockholders, employees, consultants, representatives and agents of any Person.

2.48       “Securities Act” means the Securities Act of 1933, as amended.

2.49       “Substituted Member” means an Assignee who becomes a Member pursuant to Section 7.5.

2.50       Super Majority Vote” means approval by the affirmative vote or written consent of (i) Members holding two-thirds or more of all of the Units then outstanding, and eligible to vote, voting as a single class, in any instance in which approval of the Members, without regard to the Class of Units held by them, is required to be obtained, or (ii) Members holding two-thirds or more of the outstanding Units of any Class (whether Class A Units or Class B Units) and eligible to vote, in any instance in which a vote or consent of the holders of the Units of such Class, voting or consenting as a separate Class, is required to be obtained, or (iii) two-thirds or more of the Board Representatives eligible to vote, in any instance in which the approval of the Board of Governors is required to be obtained, or (iv) if there is more than one Managing Member, the vote of two-thirds or more of the Managing Members eligible to vote, in any instance in which the approval of the Managing Members is required to be obtained

Operating Agreement - The Crown League, LLC
7 of 35

2.51       “Tax Credits” means all credits against income or franchise taxes and credits allowable to Members under state, federal or other tax statutes.

2.52       “Tax Liability” of a Member shall be calculated (a) taking into account the character of the cumulative Company net taxable income allocated to such Member, (b) taking into account the deductibility (to the extent allowed) of state and local income taxes for United States Federal income tax purposes, and (c) deducting from such income or gain the amount of net cumulative tax loss previously allocated to such Member in prior fiscal years and not used in prior fiscal years to reduce taxable income. The calculation shall be made on the assumptions that (i) taxable income or tax loss from the Company is the only taxable income or tax loss of the Member (and the direct or indirect equity holders of such Member), and (ii) except as provided in clause (a) of this definition, the Member is subject to tax at a rate equivalent to the maximum marginal combined Federal and state income tax rate for an individual residing in Delaware.

2.53       “The Crown League” means the fantasy football league operated by the Company.

2.54       “Transfer” means, with respect to a Unit or any interest therein, the sale, assignment, transfer, disposition, pledge, hypothecation or encumbrance, whether direct or indirect, voluntary, involuntary or by operation of law, and whether or not for value, of (i) all or any part of that Unit or interest therein or (ii) a controlling interest in any Person which directly or indirectly through one or more intermediaries holds that Unit or interest therein.

2.55       “Treasury Regulations” means the regulations of the United States Treasury Department pertaining to the Code, as amended, and any successor provision(s).

2.56       “Unit” means a Class A Unit or a Class B Unit.

3.           CAPITAL

3.1         Capital Contributions and Member Loans.

(a)          Capital Contributions. Each Class A Member and Class B Member has or shall make an initial Capital Contribution to the Company as set forth opposite its name on Exhibit A. No Member shall be required to contribute additional capital to the Company.

(b)          Member Loans. To satisfy the capital needs of the Company, and upon the approval of the Managing Member, any Member may make such loans to the Company having such reasonable terms as the Managing Member shall determine. Notwithstanding any provision of this Agreement, the Managing Member shall have the discretion to loan funds to the Company, without the disinterested approval of any of the other Members.

3.2         Interest. No Member shall receive interest on its contribution to the capital of the Company.

Operating Agreement - The Crown League, LLC
8 of 35

3.3         Withdrawal and Return of Capital. Except as may be provided herein, no Member may withdraw any portion of the capital of the Company and no Member shall be entitled to the return of its contribution to the capital of the Company.

3.4         Capital Accounts.

(a)          Member Capital Accounts. An individual Capital Account shall be maintained for each Member.

(b)          Capital Account of Assignee. On any sale or Transfer of any Units, the Capital Account of the transferor with respect to the Units subject to such Transfer shall become the Capital Account of the Assignee or Substituted Member, as applicable, with respect to such Units, as such Capital Account existed at the effective date of the Transfer of such Units.

(c)          Deficit Capital Account. No Member shall have any liability to any other Member, or to the creditors of the Company on account of any deficit Capital Account balance.

4.           ALLOCATIONS OF NET INCOME AND NET LOSS, DISTRIBUTIONS

4.1         Minimum Gain Chargeback. In the event that there is a net decrease in the Company Minimum Gain during any taxable year, the minimum gain chargeback provisions in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply, and items of income and gain will be allocated among the Members in accordance therewith

4.2         Member Nonrecourse Debt Minimum Gain Chargeback. If during any taxable year there is a net decrease in Member Nonrecourse Debt Minimum Gain, the partner nonrecourse debt minimum gain chargeback provisions in Section 1.704-2(i)(4) of the Treasury Regulations shall apply, and items of income and gain will be allocated to any affected Member in accordance therewith.

4.3         Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or Distribution described in subparagraphs (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for each year) in an amount and manner sufficient to eliminate any resulting deficit balance in that Member’s Capital Account as quickly as possible. This provision is intended to satisfy the qualified income offset requirement in Section 1.704-1(b)(2)(ii)(3) of the Treasury Regulations.

4.4         Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their shares of Net Income or Net Loss for such Fiscal Year, as applicable.

4.5         Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Members as required in Section 1.704-2(i)(1) of the Treasury Regulations in accordance with the manner in which the Members bear the burden of an Economic Risk of Loss corresponding to the Member Nonrecourse Deductions.

Operating Agreement - The Crown League, LLC
9 of 35

4.6         Allocation of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations set forth below, for any fiscal year of the Company, any Net Income and Net Loss shall be allocated among the Members, so as to reduce, proportionately, the difference between their respective Target Capital Accounts (as defined below) and Partially Adjusted Capital Accounts (as defined below) as of the end of such fiscal year.  For purposes hereof, “Target Capital Account” means, with respect to any Members, as of any date, an amount (which may be either a positive or a deficit balance) equal to the amount that such Member would receive as a Distribution if all assets of the Company as of such date were sold for cash equal to the book value of such assets on the books of the Company, all liabilities of the Company were satisfied to the extent required by their terms, and the net proceeds were distributed by the Company to the Members pursuant to the Distribution provisions hereof.  For purposes hereof,  “Partially Adjusted Capital Account” means, with respect to any Member, and any fiscal year, the aggregate Capital Account for such Member as of the beginning of such fiscal year, adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) with respect to such fiscal year but before giving effect to any allocations of Net Income or Net Loss, or items of income, gain, loss and deduction for such fiscal year.

4.7         Distributions.

(a)          Discretionary Distributions. Distributable Cash shall be distributed at such times and in such amounts as determined by the Managing Member. When distributed, Distributable Cash shall be distributed to the Interest Holders as follows: 49.992% to the Class A Members pro rata based on their relative Percentage Interests, and 50.008% to the Class B Members, pro rata based on their relative Percentage Interests.

(b)          Mandatory Tax Distributions. Notwithstanding anything to the contrary above in Section 4.7(a), and to the extent there is Distributable Cash available, the Managing Member shall distribute Distributable Cash to each Member in an amount sufficient to pay the federal and state income tax on the taxable income allocated to them pursuant to this Agreement to provide cash for such Members to pay taxes on the taxable income so allocated and not yet distributed (“Tax Distributions”). Tax Distributions shall be made at such times so as to enable the Members to satisfy their federal and state estimated and year-end tax payment obligations; provided, however, Tax Distributions shall only be made to the extent that cumulative Distributions under Section 4.7(a) above made to a Member are less than such Member's Tax Liability (as defined below). Any amount distributed to a Member pursuant to this Section 4.7(b) shall be treated as an advance against other Distributions to which the Member is entitled and shall be credited against and subtracted from the other Distributions to which such Member is entitled, which subtraction shall be from the next Distribution to which the Member is entitled and if any creditable amount remains thereafter, from the next immediate Distribution until fully credited. Any amount credited to a Distribution pursuant to the foregoing sentence shall be deemed distributed for purposes of the Distribution against which it is credited.

4.8         Allocation of Net Incomes and Net Losses in Respect of a Transferred Interest. If any Unit is Transferred or is increased or decreased by reason of the admission of a new Member or otherwise during any Fiscal Year, each item of income, gain, loss, deduction or credit of the Company for that Fiscal Year shall be assigned pro rata to each day in the particular period of that Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each item so assigned to any such day shall be allocated to the Member based upon that Member’s respective Unit at the close of that day. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Units as of the date that sale or other disposition occurs.

Operating Agreement - The Crown League, LLC
10 of 35

4.9         Tax Allocation Matters.

(a)          Contributed or Revalued Property. Each Member’s allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where the Company’s property is revalued pursuant to Paragraph (b)(2)(iv)(f) of Section 1.704-1 of the Treasury Regulations, shall be determined in the manner (and as to revaluations, in the same manner as) provided in Section 704(c) of the Code. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing it and the Fair Market Value of the property determined by the Managing Member at the time of its contribution or revaluation, as the case may be. The Company shall apply Section 704(c)(1)(A) by using the “traditional method” as set forth in Section 1.704-3(b) of the Treasury Regulations.

(b)          Recapture Items. In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member’s share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

4.10       Special Regulatory Allocations.

(a)          Section 704(b) Regulatory Allocations. Notwithstanding the foregoing, no allocation of Net Income or Loss under Section 4.6 will be made unless it would be considered, under the Treasury Regulations promulgated under Code Section 704(b) (the “704(b) Regulations”), either to have substantial economic effect, or to be in accordance with the Members’ interests in the Company. To the extent necessary to comply with the foregoing, in lieu of the allocations set forth in Section 4.6, the Managing Member may cause the Company’s Net Income or Loss, or any items thereof, to be reallocated among the Members in such manner as the Managing Member may determine to be fair, appropriate and consistent with the provisions of the 704(b) Regulations, including without limitation the provisions of Treasury Regulations Section 1.704-2(f) (minimum gain chargeback), Section 1.704-2(i)(4) (partner nonrecourse debt minimum gain chargeback), and Section 1.704-1(b)(2)(ii)(d) (qualified income offset), each of which is incorporated herein by this reference.

(b)           Preventative Gross Income Allocation. Special allocations of Net Income (or items thereof) may be made to any Member if the Managing Member determines that such Member’s Capital Account would otherwise have a deficit capital account balance that (in absolute value) exceeds the maximum deficit balance that would be permitted under the 704(b) Regulations.

(c)          Limitation on Losses. If any allocation of Net Loss (or any items thereof) would result in a Member’s Capital Account having a deficit balance that (in absolute value) exceeds the maximum deficit balance that would be permitted under the 704(b) Regulations, such Loss (or items thereof) will be reallocated to any other Members that have Capital Accounts that would not have such excess deficit balances.

(d)          Curative Allocations. If any special allocations are made under Sections 4.10(a)-(c) (the “Regulatory Allocations”), the Managing Member may take such Regulatory Allocations into account in making subsequent allocations of Net Income or Net Loss, and may make such further special allocations as may be necessary or appropriate so as to prevent the Regulatory Allocations from distorting the manner in which the Company distributions will be divided among the Members pursuant to this Agreement.

Operating Agreement - The Crown League, LLC
11 of 35

(e)          Intention to Comply with Regulations. The Members intend for the Company’s allocations of Net Income and Net Loss to comply with Code Sections 704(b) and 704(c) and the corresponding Regulations. Accordingly, the Members agree that, notwithstanding any other provision of this Agreement, the Company may revise such allocations to the extent the Managing Member determines, after consultation with the Company’s accountants or tax counsel, that such revision is necessary or desirable for the Company’s allocations to comply with the Code and Regulations.

(f)          IRC Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, at the discretion of the Managing Member, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

(g)          Guaranteed Payments. To the extent any compensation paid to any Member by the Company, is determined by the Internal Revenue Service not to be a guaranteed payment under IRC Section 707(c) or is not paid to the Member other than in the Person's capacity as a partner (Member) within the meaning of IRC Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member's Capital Account shall be adjusted to reflect the payment of that compensation.

(h)          Withholding. All amounts required to be withheld pursuant to IRC Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

(i)          Income Tax Provisions. The Members are aware of the income tax consequences of this Article 4, and agree to be bound by these provisions in reporting their shares of Net Income, Net Loss, and other items for federal and state income tax purposes.

4.11       Form of Distribution. No Member, regardless of the nature of its Capital Contribution, has the right to demand and receive any Distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a Distribution of any asset in kind in lieu of a proportionate Distribution of money being made to other Member(s), and except upon dissolution and the winding up of the Company, no Member may be compelled to accept a Distribution of any asset in kind.

4.12       Amounts Withheld. Any amounts withheld from a Distribution by the Company to a Member pursuant to any federal, state, local or foreign tax law shall be treated as if the same had been distributed to that Member pursuant to Section 4.7. Any other amount required to be paid by the Company to a taxing authority with respect to a Member pursuant to any federal, state, local or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member shall be treated as a loan from the Company to that Member. If such loan is not repaid within thirty (30) days from the date the Managing Member notifies that Member of the withholding, the loan shall bear interest at an annual rate equal to the lesser of (a) ten percent (10%) per annum or (b) the highest non-usurious rate permitted by applicable law under such circumstances from the date of the applicable notice to the date of repayment. In addition to all other remedies the Company may have, the Company may withhold Distributions that would otherwise be payable to that Member and apply those Distributions instead to the repayment of the loan and accrued interest.

Operating Agreement - The Crown League, LLC
12 of 35

5.           MANAGEMENT

5.1         Management of the Company. Subject to the provisions in this Agreement relating to actions required to be approved by the Board of Governors, the operations and affairs of the Company shall be administered by the Managing Member. Except as otherwise set forth in this Agreement, the Managing Member shall have all authority, rights, and powers conferred by law and those necessary or appropriate to carry out the purposes of the Company as set forth in Section 1.2 hereof, and all such authority, rights and powers shall be exercised by or under the direction of the Managing Member. Within the resources available to the Company, the Managing Member shall, subject to Section 10.3 of this Agreement, direct the business and affairs of the Company in accordance with sound business practices, taking such steps as are necessary or appropriate in its reasonable judgment to conserve and enhance the value and profitability of the Company’s business, property and affairs.

5.2         Managing Member.

(a)          Election of Managing Member.

(i)          Number. The number of Managing Members shall be one (1). The Class B Member shall have the right to increase or subsequently decrease the number of Managing Members, in its sole discretion.

(ii)         Tenure. Unless he, she or it resigns, dies, dissolves or is removed, each Managing Member shall hold office until a successor shall have been elected and qualified.

(iii)        Election and Qualifications of Managing Member. The Class B Members, by Majority Vote, shall have the sole right to appoint the Managing Member, which vote may include the vote of a Class B Member proposed to be elected as Managing Member, and to appoint a replacement Managing Member in the event of the removal or resignation of the Manager Member. The initial Managing Member shall be CrownThrown, Inc.

(iv)        Resignation. A Managing Member may resign at any time by giving written notice to the Members. The resignation of a Managing Member, shall not affect the Managing Member’s rights as a Member and shall not constitute a withdrawal of that Member.

(v)         Removal. A Managing Member may be removed only upon the Majority Vote of the Class B Members, including, the vote of any Class B Member that may be serving as the Managing Member. The removal of a Managing Member who is also a Member, or associated with a Member, shall not affect the Managing Member’s rights as a Member and shall not constitute a withdrawal of that Member.

(b)          Responsibilities of the Managing Member. The Managing Member shall devote such time to administering the business of the Company as he, she or it reasonably deems necessary to perform his, her or its duties as set forth in this Agreement. Nothing in this Agreement shall preclude the employment or engagement by the Company of any agents or third parties to provide services in respect of the business of the Company, and from compensating such agents or third parties.

(c)          Voting / Approval of the Managing Members. If there is more than one Managing Member, each Managing Member shall be entitled to one (1) vote, and any action to be determined by the Managing Members shall be determined by a majority vote of the Managing Members entitled to vote on the matter. If there is a deadlock in the vote of the Managing Members with respect to any action, the Company shall submit the matter to the Class B Members, who shall resolve such deadlock by a Majority Vote, including the vote of any Class B Member that may be serving as the Managing Member. If there is a deadlock in the vote of the Class B Members with respect to such matter, the Company shall submit the matter to its current accounting firm, which shall appoint a neutral third party to resolve the dispute in the best interests of the Company. The Company, the Managing Members and the Members agree to hold the accounting firm and such neutral third party harmless, and indemnify such neutral third party from any liability, related to resolving, or resulting from its resolution of, the dispute.

Operating Agreement - The Crown League, LLC
13 of 35

5.3         Board of Governors. Subject to Section 5.3(d) of this Agreement, the Board of Governors shall consist of (a) one Team Governor appointed by each Class A Member or Assignee of a Class A Member that is admitted as a Substitute Member; provided, however, if any Class A Units held by an initial Class A Member are transferred to or otherwise held by more than one Person, the Person or Persons holding a majority of such Class A Units shall have the sole right to appoint that Class A Member’s Team Governor, and (b) two League Representatives appointed by the Class B Members by a Majority Vote.

(a)          Members of the Board of Governors.

(i)          Qualifications and Appointment. Unless otherwise approved by the Managing Member, the Team Governor shall be designated by the Board of Directors of the applicable Class A Member or, in the absence such Person determines not to serve as A Team Governor, the President or, if there is no President then, the most senior Executive Officer of the Class A Member. Each Class A Member may also appoint a single alternate Team Governor who shall have the right to attend meetings of the Board of Governors and vote on behalf of the Class A Member in the Team Governor’s absence.

(ii)         Tenure. Unless he, she or it resigns, dies, dissolves or is removed, each Team Governor shall hold office until a successor shall have been elected and qualified.

(iii)        Resignation. A Team Governor may resign at any time by giving written notice to the Managing Member and the Class A Member which had the right to appoint such Team Governor. The Class A Member which designated such Team Governor, shall designate a replacement Team Governor. A League Representative may resign at any time by giving written notice to the Managing Member, at which time the Managing Member shall designate a replacement League Representative.

(iv)        Removal. A Team Governor may be removed from the Board of Governors by the Class A Member that appointed such Team Governor and such Class A Member shall appoint a replacement Team Governor pursuant to the provisions of this Agreement. Notwithstanding the foregoing, the Managing Member shall have the authority to remove A Team Governor and the applicable Class A Member shall forfeit its right to appoint a replacement Team Governor, upon (1) a determination by the Managing Member, in its sole discretion, that the Class A Member is a Defaulting Class A Member, and (2) a Majority Vote of the remaining Board Representatives. A League Representative may be removed only by the Managing Member, and if a League Representative is removed, the Managing Member shall have the right to appoint a replacement League Representative.

Operating Agreement - The Crown League, LLC
14 of 35

(b)          Meetings of Board of Governors; Written Consent. Meetings of the Board of Governors shall be held at such times and places within or outside the State of Delaware as the Managing Member may fix from time to time; provided, however, no meetings of the Board of Governors shall be required, except one annual meeting, at which the Managing Member shall provide updates on the business and operations of the Company, and discuss and submit to the vote of the Board of Governors, any matters required to be submitted to the vote of the Board of Governors pursuant to this Agreement. Meetings shall be noticed, held and conducted pursuant to any applicable requirements of the Act or as the Managing Member may otherwise determine in its sole and absolute discretion. Board Representatives may participate in any meeting through the use of conference telephones or similar communications equipment as long as all Board Representatives participating can hear one another. A Board Representative so participating is deemed to be present in person at the meeting. Any action which may be taken by the Board Representatives at a meeting may also be taken without a meeting by written consent setting forth the action so taken, signed by Board Representatives entitled to vote on such action having not less than the minimum votes that would be necessary to authorize that action at a meeting duly called and noticed, assuming all Board Representatives are present and vote.

(c)          Voting. The voting rights of the Board of Governors shall be based on the following:

(i)          Each Board Representative shall have the right to one vote on any matters submitted for the approval of the Board of Governors.

(ii)         If there is a deadlock in any vote of the Board of Governors, the deadlock shall be resolved by the Managing Member, and if there is more than one Managing Member and there is a deadlock in the such vote, the Company shall submit the matter to the Class B Members, who shall resolve such deadlock by a Majority Vote. If there is a deadlock in the vote of the Class B Members with respect to such matter, the Company shall submit the matter to its current accounting firm, which shall appoint a neutral third party to resolve the dispute in the best interests of the Company. The Company, and the Members agree to hold the accounting firm and such neutral third party harmless, and indemnify such neutral third party from any liability, related to resolving, or resulting from its resolution of, the dispute.

(d)          Defaulting Class A Members. Notwithstanding anything to the contrary set forth in this Agreement, in the event there is a Defaulting Class A Member, the Managing Member may, in its sole discretion:

(i)          Levy fines against the Class A Member in a reasonable amount as determined in the sole discretion of the Managing Member for each Default Event (“Fines”);

(ii)         Subject to the approval of the Board of Governors, by a Majority Vote (which vote shall exclude the vote of the Defaulting Class A Member), terminate such Class A Member’s right to appoint a Team Governor;

(iii)        Withhold any Distributions from such Class A Member, and in its discretion, retain such Distribution in satisfaction of any outstanding Fines;

(iv)        Pursue any other remedies available under this Agreement, the other League Governing Documents, the Class A Debt Agreements, and under applicable law.

5.4         Actions Requiring an Approval of the Board of Operators.

(a)          Super Majority Vote. Notwithstanding any contrary provision of this Agreement, the Company shall not, and the Managing Member shall not have the authority to cause the Company to, do any of the following without the approval of the Board of Governors by a Super Majority Vote:

Operating Agreement - The Crown League, LLC
15 of 35

(i)          issue additional Class A Units;

(ii)         terminate a Defaulting Class A Member’s right to appoint a Team Governor (which Super Majority Vote shall exclude the vote of the Defaulting Class A Member);

(iii)        engage in any other action which pursuant to this Agreement, requires the approval of the Board of Governors by a Super Majority Vote.

(b)          Majority Vote. Notwithstanding any contrary provision of this Agreement, the Company shall not, and the Managing Member shall not have the authority to, cause the Company to do any of the following without the vote of not less than a Majority Vote of the Board of Governors:

(i)          approve a Transfer or series of Transfers of Class A Units which would result in a Change of Control of such Class A Member; or

(ii)         engage in any action, which pursuant to this Agreement, requires the Majority Vote of the Board of Governors.

5.5         Appointment and Duties of Officers. In connection with the management of the operations and affairs of the Company, the Managing Member may appoint officers of the Company to serve at the pleasure of the Managing Member. The officers of this Company may include, without limitation, a President, a Secretary and a Chief Financial Officer. The Managing Member, at its discretion, may also appoint a Chairman, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as it deems appropriate. Each officer shall exercise such powers and perform such duties as prescribed by the Managing Member. Any number of offices may be held by the same person. An officer need not be a Member of the Company.

5.6         Tax Matters Representative. If required by Section 6231(a)(7) of the Code, the Managing Member shall appoint a “Tax Matters Representative” in accordance with such Section, and in connection therewith and in addition to all the powers given thereunder, the Tax Matters Representative shall have all other powers needed to fully perform hereunder including, without limitation, the power to retain all attorneys and accountants of his choice. The designation made in this Section is hereby expressly consented to by each Member as an express condition to becoming a Member.

6.           LIABILITY, RIGHTS, AUTHORITY AND VOTING OF MEMBERS

6.1         Liability of Members. No Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Only the Company or a Managing Member (and no third party creditor, either in its own right or as a successor-in-interest of the Company, and including a trustee, receiver or other representative of the Company or Member), shall be entitled to enforce the requirements to make Capital Contributions. The Members intend and agree that any agreement of the Members to make Capital Contributions constitutes an agreement to make financial accommodations to and for the benefit of the other Members and the Company.

Operating Agreement - The Crown League, LLC
16 of 35

6.2         Admission of Additional Members and Issuance of Additional Units. Subject to Section 5.4 of this Agreement, the Managing Member may admit new Members or issue additional Units to existing Interest Holders, or create and issue classes of Units, on such terms as the Managing Member may determine from time to time. In any event, the Managing Member may, at any time, proportionately increase the number of Units held by all of the Members or any class of Units. For purposes of clarity, the admission and issuance of additional Class A Units shall result only in the dilution of the Class A Members, and the admission and issuance of additional Class B Units shall result only in the dilution of the Class B Members. Subject to the approval of the Super Majority Vote of all of the Members (including Class A Members and Class B Members), the Managing Member may create and issue additional classes of Units that result in the dilution of all Members, and amend this Agreement to provide any preferences and rights provided to such new Class of Units.

6.3         Members are not Agents. Pursuant to Section 5, the management of the Company is vested in the Managing Member. No Member or Board Representative, acting solely in the capacity of a Member or Board Representative, is an agent of the Company nor can any Member or Board Representative in such capacity bind or execute any instrument on behalf of the Company, except as expressly provided in Section 5.

6.4         Meetings of Members; Written Consent. Meetings of the Members (or class of Members) shall be held at such times and places within or outside the State of Delaware as the Managing Member may fix from time to time; provided, however, no meetings of the Members shall be required. In addition, meetings of the Members (or class of Members) may be called upon the written demand of any Member for the purpose of addressing any matters on which the Members, as a whole or by class, may vote. No annual or regular meetings of Members (or class of Members) are required, but if such meetings are held, they shall be noticed, held and conducted pursuant to any applicable requirements of the Act or as the Managing Member may otherwise determine in its sole and absolute discretion. Members may participate in any meeting through the use of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting. Any action which may be taken by the Members at a meeting may also be taken without a meeting by written consent setting forth the action so taken, signed by Members entitled to vote on such action having not less than the minimum votes that would be necessary to authorize that action at a meeting duly called and noticed, assuming all Members (or Members of the class) are present and vote. Notwithstanding the foregoing, this reference to meetings or any other provision of this Agreement shall not be interpreted to require that meetings of the Members be held, it being the intent of the Members that meetings of the Members are not required.

6.5         Voting. The voting rights of the Members shall be based on the following:

(a)          Except as otherwise required by applicable law or specifically set forth in this Agreement or in any League Governing Documents, the Class B Members shall have the sole right to vote on any and all matters that require the approval of the Members. Unless otherwise specifically set forth herein, any matter requiring approval of the Members shall be deemed approved upon the Majority Vote of the Class B Members, which, unless otherwise specifically set forth herein, shall include the vote of any Class B Member that has an interest in such matter. The Class A Members shall have no voting rights, and it is intended that the Board of Governors shall represent the interests of the Class A Members pursuant to the provisions of this Agreement.

(b)          Assignees who have not become Substituted Members shall not be entitled to vote and any voting rights associated with the Units transferred to such Assignee shall remain with the transferring Member.

(c)          Each of the Members agree that to the extent any vote of the Members is required under this Agreement or by applicable law, and there is a deadlock in any such vote, the Managing Member shall resolve such deadlock, and in the event there is more than one Managing Member and a deadlock in such vote of the Managing Member on such matter, such matter shall be resolved in accordance with Section 5.2(c).

Operating Agreement - The Crown League, LLC
17 of 35

6.6         Limitation of Rights of Members. No Member shall have the right or power to: (i) withdraw or reduce its Capital Contribution; (ii) bring an action for partition against the Company; or (iii) demand or receive property in any Distribution other than cash. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to allocations of the Net Income, Net Loss or Distributions of the Company.

6.7         Return of Distributions. In accordance with the Act, a Member may, under certain circumstances, be required to return to the Company, for the benefit of the Company’s creditors, amounts previously distributed to the Member.

6.8         Resignation or Withdrawal of a Member. A Member shall not resign or withdraw as a Member, without the approval of the Managing Member.

7.           TRANSFERS OF UNITS

7.1         Assignment of Units.

(a)          Transferability. Except for Permitted Transfers, or as otherwise expressly provided in this Agreement, each Member agrees that he, she or it will not Transfer any of the Units held by such Member, or any right or interest therein, whether voluntarily or by operation of law, without the prior written approval of the Managing Member. Notwithstanding the foregoing, and in addition to obtaining the approval of the Managing Member, no Class A Member may engage in a Transfer or series of Transfers of Class A Units which would result in a Change of Control of such Class A Member, without the approval of the Board of Governors by a Majority Vote.

(b)          Distributions, Allocations and Reports. An Assignee shall be entitled to receive Distributions from the Company attributable to the Units acquired by reason of such assignment from and after the effective day of the assignment of such Units to him, her or it; however, anything herein to the contrary notwithstanding, the Company shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income or Net Loss, Distributions or transmittal of reports and notices required to be given to Members hereunder which are made in good faith to such assignor until such time as the written instrument of assignment has been received by the Company and recorded on its books, and the effective date of assignment has passed.

(c)          Transfers Null and Void. Any purported Transfer in violation of any provision of this Agreement shall be void and ineffectual, shall not operate to transfer any interest or title to the purported transferee, and to the extent such Transfer is not void and ineffectual, the transferee of the Unit(s) shall merely be an Assignee possessing only an Economic Interest and shall not become a Substituted Member except upon compliance with Section 7.5. Each Member acknowledges the reasonableness of the restrictions on transfer imposed by this Agreement in view of the purposes of the Company, its status as a limited liability company and the relationship of its Members. The transfer restrictions contained herein are expressly consented to by each Member as an express condition of becoming a Member.

Operating Agreement - The Crown League, LLC
18 of 35

7.2         Option to Purchase Upon Specified Events.

(a)          Option Events. Upon the occurrence of any of the following events (each referred to hereinafter as an “Option Event”) affecting an Interest Holder (the “Affected Interest Holder”), the Company and then the unaffected Class B Members (the “Unaffected Members”) shall have the option to purchase the number of Units of such Affected Interest Holder (“Affected Units”) as described in Section 7.2(b), for the price and upon the terms set forth in Section 7.2 (c) – (e) of this Agreement:

(i)          The maintenance of any proceeding initiated by or against an Interest Holder under any bankruptcy or debtors’ relief laws of the United States or of any other jurisdiction, which proceeding is not terminated within ninety (90) days after its commencement;

(ii)         A general assignment for the benefit of the creditors of an Interest Holder; or

(iii)        A levy upon the Units of an Interest Holder pursuant to a writ of execution or subject to the authority of any governmental entity, which levy is not removed within thirty (30) days and only to extent of the Units subject to the levy.

(b)          Exercise of Option. The Affected Interest Holder or his legal representative shall give written notice to the Company and the Unaffected Members immediately upon the occurrence of an Option Event and in no event more than ten (10) days after the occurrence of such Option Event or the appointment of a legal representative for such Affected Interest Holder, whichever shall last occur. Upon receipt of written notice of the occurrence of an Option Event and for a period of thirty (30) days thereafter, the Company shall have the first option to purchase all or any portion of the Affected Units subject to repurchase pursuant to Section 7.2. In the event that the Company, the Company shall forthwith notify each of the Unaffected Members of the election not to purchase all or a portion of the Affected Units and such Unaffected Members shall then have the option for a period of fifteen (15) days from the receipt of such notice to purchase any Affected Units not purchased by the Company. Within fifteen (15) days after the receipt of such notice any of the Unaffected Members desiring to acquire any part or all of said Units (“Purchasing Members”) shall deliver to the Company a written election to purchase said Units, or a specified number thereof. If the total number of Units specified in such elections exceeds the number of Units to be transferred, each such Purchasing Member shall have priority, up to the number of Units specified in his notice of election to purchase, to purchase such proportion of the Units to be transferred as the number of the Units which he holds bears to the total number of the Units held by all Members electing to purchase. In the event that there are Units remaining after the application of the above formula, the remaining Units shall be distributed among the Purchasing Members who have not received the number of Units specified in their notice of election to purchase, in the proportion that the number of Units specified in each individual Purchasing Member’s notice of election to purchase less the number of Units allocated to that Purchasing Member under the above formula bears to the total number of Units in all such elections to purchase less all Units allocated to Purchasing Members under the above formula.

(c)          Notice of Exercise of Option. If the Company and/or the Unaffected Member(s) elect to purchase any of the Affected Units, the Company shall give notice of such election, setting forth the number of such Units to be purchased by each party, by giving written notice of such election to the Affected Interest Holder and, if applicable, his receiver or trustee in bankruptcy, the creditor who secured a levy upon the Affected Interest Holder’s assets, his legal representative, spouse or other transferee as the case may be. Such notice shall be given within fifty (50) days after the Company’s receipt of notice of the Option Event giving rise to the option to purchase in the event the Company elects to purchase all of the Affected Units, or within thirty (30) days after the Members have received notice of the Company’s election not to purchase all of such Units in the event all or a portion of such Units are to be purchased by the Unaffected Members. Each Purchasing Member shall have the right to assign its rights under Section 7.2(b) to any of its Affiliates.

Operating Agreement - The Crown League, LLC
19 of 35

(d)          Purchase Price for Units.

(i)          Purchase Price. The Purchase Price to be paid by the Company and/or Purchasing Members upon the exercise of any option to purchase Units under Section 7.2(a) above shall be 75% of the Fair Market Value of the Units.

(ii)         Fair Market Value. The Fair Market Value of the Units to be purchased by the Company and/or Purchasing Members shall be determined as of the date of the Option Event, as determined by agreement of the Affected Interest Holder or the legal representative of the Affected Interest Holder, as one party, and the Company as another party unless the Purchasing Members purchase a majority of the Affected Units, then the Purchasing Members shall be the other party (the “Buying Party,” as the case may be). If the Affected Interest Holder and the Buying Party are unable to agree upon a value per Unit within 30 days following the later of the notice of exercise of the option pursuant to Section 7.2(b) above or the appointment and qualification of such legal representative, as the case may be, the Affected Interest Holder (or legal representative, as applicable) and the Buying Party shall each appoint, at their own cost, within 15 days following the expiration of the time for mutual agreement, an independent qualified appraiser (“Qualified Appraiser”), who shall be a professional appraiser qualified by experience and ability to appraise the ownership interests of a closely held business. If both Qualified Appraisers agree on the Fair Market Value of the Units, their opinion shall be conclusive and binding on the Affected Interest Holder and the Company and/or Purchasing Members. If only one of the parties appoints a Qualified Appraiser, that appraiser’s written opinion on the Fair Market Value of the Units shall be conclusive and binding on all the parties. If the two (2) Qualified Appraisers disagree on the Fair Market Value of the Units, they shall appoint a third Qualified Appraiser mutually acceptable to them within 15 days of the completion of the last of the two (2) Qualified Appraisers’ determination of value. The fees and expenses of the third Qualified Appraiser shall be divided equally between the Affected Interest Holder (or his legal representative, as applicable) on the one hand, and the Company and/or the Purchasing Members (in proportion to the number of Units acquired from the Affected Interest Holder by each such party) on the other. The third Qualified Appraiser shall, within 30 days of his, her or its appointment, make a written determination of the Fair Market Value of the Units. Upon completion of such third appraisal, the parties hereto agree that the median value of the three (3) appraisals shall be the Fair Market Value of the Units for purposes of this Section 7.2. Any final appraised value will be allocated to all Members on a pro-rata basis.

(iii)        Binding Effect. The value determined pursuant to this Section 7.2(d) shall be binding upon the parties to this Agreement, their legal representatives, and their successors in interest for purposes of purchases and sales made pursuant to Section 7.2(c).

(e)          Payment of Purchase Price.

(i)          Form of Payment. The Company and/or Purchasing Members shall execute and deliver a negotiable promissory note (the “Note(s)”) representing the purchase price of that portion of the Units of the Affected Member to be purchased by him or it no later than thirty (30) days following (a) the giving of notice pursuant to Section 7.2(c) containing the election of the Company and/or the Purchasing Members, to purchase the Affected Units; or (b) if applicable, receipt of the decision of the appraiser or independent certified public accountants as to the value of the Units of the Affected Member under Section 7.2(d), whichever is later.

Operating Agreement - The Crown League, LLC
20 of 35

(ii)         Terms of Note(s). The Note(s) shall be fully amortized over a period of not more than forty-eight (48) months and shall bear interest from the date of delivery at a rate equal to two percent (2%) or the maximum lawful rate, whichever is less. Anything herein to the contrary notwithstanding, in no event shall the interest rate exceed the maximum rate permitted by law. Interest and principal on the Note(s) shall be payable in equal quarterly installments commencing three (3) months after the date specified in Section 7.2(e)(i) above for delivery of the Note(s), and ending no later than forty-eight (48) months after such date, provided that the Note(s) shall be subject to prepayment, in whole or in part, without penalty, at any time. Any prepaid sums shall be applied against the installments thereafter falling due in inverse order of their maturity, or against all the remaining installments equally, at the option of the payee. The Note(s) shall provide that, in case of default, at the election of the holder the entire sum of principal and interest shall immediately be due and payable, and that the makers shall pay reasonable attorney’s fees to the holder in the event suit is commenced because of default.

(f)          Agreement to Transfer. Each Interest Holder agrees that upon receipt of the Note(s) in connection with the purchase of his or her Units pursuant to this Section 7.2, such Interest Holder or his or her legal representative shall deliver all documents which are required to Transfer the Units to the Company and/or the Purchasing Member(s). If the Interest Holder or his or her legal representative shall refuse to do so, the Company shall nevertheless enter the Transfer on its records and hold such consideration available for the Interest Holder or his or her legal representative, and thereafter all voting rights of such Units shall be exercised by the designated transferees of such Units under this Agreement.

(g)          Class A Debt Agreements. Nothing in this Section, nor any other provision of this Agreement, shall interfere, or be deemed to interfere with or supersede, the Company’s rights and remedies under any Class A Debt Agreement upon a default thereunder, including, but not limited to, the Company’s right to foreclose on, or otherwise cancel, terminate, or acquire ownership of the Class A Units securing such Class A Debt Agreement.

7.3         Drag Along Obligations; Tag Along Right; Public Offering.

(a)          Sale of Units. If the Class B Members holding a majority of the outstanding Class B Units, propose to sell, Transfer or exchange a majority of the outstanding Class B Units or underlying Economic Interests of the Company or all or substantially all of the assets of the Company in any bona fide arm’s length transaction or series of transactions (a “Proposed Sale”), then, all of the other Interest Holders shall be required to sell, Transfer or exchange on the same terms and subject to the conditions of this Section 7.3, all of their Units, Economic Interests or other interests in the Company (collectively, “Interests”), as applicable. If the Proposed Sale is structured in whole or part as a sale of securities, the other Interest Holders shall sell their respective securities on the terms and conditions approved by the Managing Member, in its sole discretion. The Interest Holders shall reasonably cooperate in connection with the consummation of the Proposed Sale, including the execution of such agreements and such instruments and other actions reasonably necessary.

(b)          Power. Promptly following receipt of notice of a Proposed Sale under Section 7.3(a), each of the other Interest Holders shall deliver to the Company assignment instruments to permit the Transfer and voting pursuant to this Section 7.3 of all Units. In addition, each of the Interest Holders hereby expressly authorizes the Company to vote, sell, deliver and Transfer its Units in accordance with this Section 7.3, it being understood that this authorization shall constitute a power coupled with an interest. Each of the Interest Holders shall also execute and deliver any other documents or instruments that may reasonably be required for the purpose of voting or transferring the Units in accordance with this Section 7.3.

Operating Agreement - The Crown League, LLC
21 of 35

(c)          Proceeds. The Managing Member shall cause to be delivered to each of the Interest Holders the appropriate amount of the proceeds from the Proposed Sale concurrently with the closing of such Proposed Sale. The proceeds shall be distributed pro rata to each of the Interest Holders in accordance with the terms and provisions of Section 9.4 hereof. Each of the other Interest Holders agrees that it shall accept the proceeds from a Proposed Sale under this Section 7.3 in full and final consideration of all such Interest Holder’s Units.

(d)          Public Company Event. If the Managing Member approves a Public Company Event, each Interest Holder shall, and shall cause its representatives to, vote for, consent to (to the extent it has any voting or consenting rights) and raise no objections against any such transaction, and the Company, the Managing Member and each Interest Holder shall take all reasonable actions in connection with the consummation of any such transaction as requested by the Managing Member.

Operating Agreement - The Crown League, LLC
22 of 35

(e)          Tag Along Right.

(i)          If a Purchaser agrees to purchase a sufficient number of Units from the Class B Members (the “Offered Members”), which would result in a Change of Control with respect to the Class B Units, such Offered Members shall provide notice (“Sale Notice”) to the remaining members (the “Other Members”), prior to the proposed sale date, and the Other Members shall have the right to participate in such sale as set forth herein (the “Tag Along Right”). The Sale Notice shall set forth: (i) the name and address of the Purchaser and the number of Units proposed to be transferred; and (ii) the proposed amount of consideration and terms and conditions of payment offered by such Purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration).

(ii)         The Tag-Along Right may be exercised by any of the Other Members by delivery of a written notice to the Offered Members (the "Tag-Along Notice"), within 20 days following receipt by such Other Members of the Sale Notice. The Tag-Along Notice shall state the number of Units that such Other Members desire to sell to the Purchaser. Each of the Other Members delivering a timely Tag-Along Notice shall have the right to require the Offered Members to cause the Purchaser to purchase from such Other Members a number of such Other Member’s Units equal to (i) the total number of Units owned by such Other Member, multiplied by (ii) the percentage represented by the ratio of the number of Units being sold by the Offered Members to the total number of Units owned by such Offered Members.

(iii)        In the event that the Purchaser does not purchase all of the Units that any of the Other Members exercising Tag-Along Rights under this Section is permitted and elects to sell pursuant to the foregoing formula on the same terms and conditions as the Units purchased from the Offered Members, then the Offered Members shall not be permitted to sell any Units to the Purchaser. If no Tag-Along Notice is received by the end of the 20 days referred to above, the Offered Members shall have the right for a 60-day period thereafter to transfer the Units to the Purchaser on terms and conditions no more favorable to the Offered Members than those stated in the Sale Notice and in accordance with the provisions of this Section.

7.4         Company Purchase Option. If any Class A Member does not raise an aggregate of $2,500,000 or more by December 31, 2020 through equity financings, the Company shall have the right to purchase all or a portion of such Class A Member’s Class A Units, at a purchase price of $0.30 per Class A Unit.

7.5         Substituted Members.

(a)          Conditions of Substitution. An Assignee of Units, may have the right to become a Substituted Member in place of his, her or its assignor only if all of the following conditions are first satisfied:

(i)          Consent of the Managing Member. The Managing Member shall consent, in writing, to the admission of the Assignee of a Substituted Member, which consent may be provided in the Managing Member’s sole and absolute discretion.

(ii)         Written Assignment. A duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall specify the Units being assigned and which sets forth the intention of the assignor that the Assignee succeed to the assignor’s interest in such Units; and

(iii)        Instruments of Substitution. The Assignee shall have executed and acknowledged such other instruments as may be necessary or desirable to affect such substitution, including without limitation, the written acceptance and adoption by the Assignee of the provisions of this Agreement.

Operating Agreement - The Crown League, LLC
23 of 35

8.           BOOKS AND RECORDS

8.1         Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the method of accounting used by the Company. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. Each Member and its duly authorized representatives, shall have complete access to all such books and records during normal business hours and upon reasonable notice to the Managing Member; provided, however, the Managing Member may redact or withhold sensitive or proprietary information that it deems in the best interests of the Company not to disclose.

8.2         Reports.

(a)          Governmental Reports. The Managing Member shall cause to be filed all documents and reports required to be filed with any governmental agency in accordance with the Act.

(b)          Quarterly and Annual Financial Statements. The Managing Member shall provide each Member with quarterly (unaudited) financial statements within Ninety (90) days following the end of the first, second and third fiscal quarters of the Company, and annual financial statements within One Hundred and Twenty (120) days following the end of the Company’s fiscal year.

(c)          Tax Reports. The Managing Member shall file or cause to be filed all tax returns required to be filed by the Company. The Managing Member shall send or cause to be sent to each Member such information relating to the Company as is necessary to complete federal and state income tax or information returns. Within ninety (90) calendar days after the end of each Fiscal Year, the Managing Member shall send or cause to be sent annual consolidated and consolidating financial statements to the Members. Within fifteen (15) calendar days after the end of each fiscal quarter, the Managing Member shall send or cause to be sent quarterly financial statements to the Members.

(d)          Bank Accounts. All funds of the Company shall be deposited in such account or accounts of the Company as may be determined by the Managing Member and shall not be commingled with the funds of any other Person. All withdrawals therefrom shall be made upon checks signed by such Persons and in such manner as the Managing Member may determine.

8.3         Accounting Matters. All decisions as to accounting matters shall be made by the Managing Member.

8.4         Tax Elections. Except as otherwise expressly provided herein, the Company shall make such tax elections as the Tax Matters Representative may determine. Neither the Managing Member nor any Member may elect to treat the Company as an association taxable as a corporation without the consent of the Members.

8.5         Confidentiality. All books, records, financial statements, tax returns, budgets, business plans and projections of the Company and its Affiliates, all other information concerning the business, affairs and properties of the Company and its Affilliates and all of the terms and provisions of this Agreement shall be held in confidence by the Managing Member and the Members and their respective Affiliates, subject to any obligation to comply with (a) any applicable law, (b) any rule or regulation of any legal authority or securities exchange or (c) any subpoena or other legal process to make information available to the Persons entitled thereto. Such confidentiality shall be maintained to the same degree as the Managing Member and Members maintain their own confidential information and shall be maintained until such time, if any, as any such confidential information either is, or becomes, published or a matter of public knowledge. Notwithstanding the foregoing, CrownThrown, Inc., shall have the right to use any confidential or other information of the Company for its own purposes, including, but not limited to, in connection with the creation of additional fantasy sports leagues.

Operating Agreement - The Crown League, LLC
24 of 35

9.           DISSOLUTION AND TERMINATION OF THE COMPANY

9.1         Dissolution. The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a)          Approval of the Managing Member and the the Super Majority Vote of all of the Members to dissolve the Company;

(b)          The entry of a judicial decree of dissolution of the Company pursuant to the Act; or

(c)          The occurrence of an event which makes it unlawful for the business of the Company to be continued.

9.2         Date of Dissolution. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company have been liquidated and distributed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the rights and obligations of the Members, as such, shall continue to be governed by this Agreement.

9.3         Winding Up. Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing any remaining assets, in cash or in kind, to the Members. The Managing Member shall be responsible for overseeing the winding up and liquidation of the Company and shall cause the Company to sell or otherwise liquidate all of the Company’s assets except to the extent the Managing Member determines to distribute any assets to the Members in kind, discharge or make reasonable provision for all liabilities of the Company and all costs relating to the dissolution, winding up, and liquidation and distribution of assets, establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company), and distribute the remaining assets to the Members, in the manner specified in Section 9.4. The Managing Member shall be allowed a reasonable time for the orderly liquidation of the Company’s assets and discharge of its liabilities, so as to preserve and upon disposition maximize, to the extent possible, the value of the Company’s assets.

9.4         Liquidating Distributions. The Company’s assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

(a)          to creditors (including Interest Holders who are creditors (other than on account of their Capital Accounts), to the extent otherwise permitted by applicable law in satisfaction of all liabilities and obligations of the Company, including expenses of the liquidation (whether by payment of the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members and former Members under any applicable provisions the Act;

Operating Agreement - The Crown League, LLC
25 of 35

(b)          to the establishment of such reserves for contingent liabilities of the Company as are deemed reasonably necessary by the Managing Member (other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members and former Members under any applicable provisions of the Act); provided, however, that such reserves shall be held for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Managing Member may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraphs (c) and (d);

(c)          to Members and former Members in satisfaction of any liabilities for Distributions under any applicable provisions of the Act; and

(d)          to the Members in accordance with Section 4.7.

9.5         Distributions in Kind. Any non-cash asset distributed to one or more Interest Holders shall first be valued at its Fair Market Value to determine the Net Income, Net Loss and special allocations that would have resulted if that asset had been sold for that value, the Net Income or Net Loss shall then be allocated pursuant to Section 4, and the Interest Holders’ Capital Accounts shall be adjusted to reflect those allocations. The amount distributed and charged to the Capital Account of each Interest Holder receiving an interest in the distributed asset shall be the Fair Market Value of the interest (net of any liability secured by the asset that the Interest Holder assumes or takes subject to). The Fair Market Value of that asset shall be determined by the Managing Member.

9.6         Provision for Debts and Liabilities. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

(a)          payment has been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Managing Member to be adequate at the time of any Distribution of the assets pursuant to this Section; or

(b)          the amount of the debt or liability has been deposited as provided in the Act.

This Section 9.6 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

9.7          No Liability. Notwithstanding anything herein to the contrary, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if a Member has a deficit Capital Account balance (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all Fiscal Years through and including the date of such liquidation), neither that Member nor the Managing Member shall have any obligation to make any contribution to the capital of the Company by reason of such deficit Capital Account balance, and the negative balance of that Member’s Capital Account shall not be considered a debt owed by that Member or the Managing Member to the Company or to any other Person for any purpose whatsoever.

Operating Agreement - The Crown League, LLC
26 of 35

9.8         Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of that Member’s positive Capital Account balance and shall have no recourse for its Capital Contributions and/or share of Net Income (upon dissolution or otherwise) against the Managing Member or any other Member.

9.9         Certificate of Dissolution. Upon completion of the winding up of the Company’s affairs, the Managing Member shall file Certificate of Dissolution with the Delaware Secretary of State.

9.10      Compensation for Services. The Managing Member or assignee shall be entitled to reasonable compensation from the Company for its services in winding up the affairs of the Company.

9.11      No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 9.1. The Members further acknowledge that this Agreement has been drawn carefully to provide fair treatment to all parties and equitable payment in liquidation of the Units. Accordingly, except as expressly permitted in this Agreement, no Member may take any voluntary action that directly causes the Company to dissolve, and unless the Managing Member fails to liquidate the Company as required by this Section 9, each Member waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that it is not reasonably practicable to carry on the business of the Company in conformity with the Certificate or this Agreement or that dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member.

10.          INDEMNIFICATION

10.1      Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Interest Holder, Managing Member, Board Representative, or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Interest Holder, Managing Member, Board Representative and/or officer.

10.2      Standard of Care. Neither any officer of the Company, Board Representative, nor the Managing Member, nor any of the Managing Member’s Affiliates or Representatives, shall have any personal liability whatsoever to the Company or to any Interest Holder or to any Affiliate or constituent owner of any Interest Holder on account of (a) such Person’s status as the Managing Member, a Board Representative, or officer of the Company, (b) by reason of such Person’s status as an Affiliate or Representative of the Managing Member, or (c) by reason of such Person’s acts or omissions in connection with the conduct of the business of the Company, so long as, subject to Section 10.3, such Person acts in good faith for a purpose which the Person reasonably believes to be in, or not opposed to, the best interests of the Company; provided, however, except as set forth in Section 10.3, nothing contained herein shall protect any such Person against any liability to which such Person would otherwise be subject by reason of (a) any act or omission of such Person that involves actual fraud, breach of fiduciary duty, material breach of this Agreement, gross negligence or willful misconduct or (b) any transaction from which such Person derives any improper personal benefit. In addition, nothing herein shall limit the liability of the Members to make their required Capital Contributions to the Company.

Operating Agreement - The Crown League, LLC
27 of 35

10.3      Liabilities and Duties of Covered Persons.

(a)          Limitation of Liability. Notwithstanding any other provision in this Agreement to the contrary, this Agreement is not intended to, and does not, create or impose any fiduciary duty on the Managing Member, its Affiliates or their respective Representatives (in their capacity as an officer of the Company) (each a “Covered Person”). Furthermore, each of the Interest Holders and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other, the Company and the Interest Holders, are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Interest Holders to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Company, any Interest Holders, or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company, the Interest Holders or to any other Covered Person for such Covered Person's good faith reliance on the provisions of this Agreement.

(b)          Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law, including without limitation, any fiduciary or other similar duty or standard implied in law or set out in any statutory provision applicable to Delaware limited liability companies, all of which are hereby expressly waived and declared to be inapplicable to such Covered Person's conduct with respect to the Company, its business, operations, management and securities offerings.

(c)          Conflict of Interest and Wavier of Conflicts of Interest. Each Interest Holder hereby agrees and acknowledges that, (a) the Class B Members, including, the Managing Member, their Affiliates, and each of their respective Representatives, alone or together, may form, own, manage or become involved with the management of, other fantasy sports leagues or other business ventures which compete with the Company (“Opportunities”). Each Interest Holder understands, acknowledges and agrees that neither the Class B Members, the Managing Member, their Affiliates nor any of their respective Representatives, is under any obligation to share or disclose any Opportunities with the Company or the other Interest Holders. In addition, each Interest Holder acknowledges that the Managing Member owns, or licenses certain intellectual property related to the Company’s business, including, but not limited to, certain brands, computer software and the technology platform on which the Crown League is operated, and shall license or sublicense certain of such rights to the Company and/or the Class A Members, and that the Company may license certain brands and technology to the Class A Members, and that certain conflicts of interest likely exist in connection with the foregoing. Each Interest Holder further acknowledges that Persons serving as officers of the Company may concurrently serve as a Representative of a Class B Member and/or one or more Class A Members, including, but not limited to, the Managing Member, or an Affiliate of a Class B Member, which may result in certain conflicts of interest in connection with such Person’s service as an officer of the Company. Each Interest Holder hereby waives any conflicts of interest that may now or in the future be deemed to exist related to the matters set forth above, and shall be deemed to irrevocably consent to the current and future participation of the Class B Members, the Managing Member, their Affiliates and/or their respective Representatives in the operations of the Company and in any Opportunities, and acknowledges and agrees that the same shall not (a) constitute a breach of any fiduciary duty the Managing Member, the Class B Members, their Affiliates or their respective Representatives may owe to the Company or to the Interest Holders, (b) constitute a breach of the corporate opportunity doctrine or any other legal doctrine, or (c) be deemed a conflict of interest.

Operating Agreement - The Crown League, LLC
28 of 35

10.4      Indemnification. The Company, its receiver or its trustee, shall indemnify, defend and save harmless each of the Covered Persons, the Company’s officers and the Board Representatives (each, an “Indemnitee” and together, the “Indemnitees”) from any liability, loss or damage incurred by any Indemnitee by reason of any act performed or omitted to be performed by any Indemnitee in connection with the business of the Company, including costs and attorneys’ fees and any amounts expended in the settlements of any claims of liability, loss or damage; provided that, subject to Section 10.3, if the liability, loss or claim arises out of any action or inaction of an Indemnitee: (a) such Indemnitee must have determined, in good faith, that his or her course of conduct was in the best interests of the Company; and (b) the action or inaction did not constitute actual fraud, breach of fiduciary duty, material breach of this Agreement, gross negligence or willful misconduct by such Indemnitee or a transaction from which such Indemnitee derived an improper personal benefit; and, provided further, that the indemnification shall be recoverable only from the assets of the Company and not any assets of the Members. The Company may, however, purchase and pay for that insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any person engaging in a similar business, and name the Indemnitees as additional or primary insured parties. The Company may, to the extent authorized from time to time by the Members, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 10 with respect to the indemnification and advancement of expenses of the Managing Member, the Members and/or the officers of the Company.

10.5      Advancement of Expenses. The right to indemnification conferred in this Section 10 shall be a contract right and shall include the right to require the Company to advance the expenses incurred by the Indemnitee in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10 or otherwise.

10.6      Nonexclusive Right. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute or agreement, or under any insurance policy obtained for the benefit of the Indemnitee.

10.7      Severability. If any provision of this Section 10 is determined to be unenforceable in whole or in part, such provision shall nonetheless be enforced to the fullest extent permissible, it being the intent of this Section 10 to provide indemnification to all Persons eligible hereunder to the fullest extent permitted under applicable law.

11.          REPRESENTATIONS AND WARRANTIES OF INTEREST HOLDERS

Each Interest Holder represents and warrants to the Managing Member, the other Interest Holders and the Company as follows:

11.1       Preexisting Relationship or Experience. (a) The Interest Holder has a preexisting personal or business relationship with the Company or the Managing Member, officers or control persons or (b) by reason of the Interest Holder’s business or financial experience, or by reason of the business or financial experience of the Interest Holder’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, the Interest Holder is capable of evaluating the risks and merits of an investment in its Unit and of protecting the Interest Holder’s own interests in connection with the investment. The Interest Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

Operating Agreement - The Crown League, LLC
29 of 35

11.2      Access to Information. The Interest Holder has had an opportunity to review all documents, records and books pertaining to this investment and has been given the opportunity to consult with counsel of its choice with respect to all aspects of this investment and the Company’s proposed business activities. Such Interest Holder has been provided with any and all information as may have been requested by such Interest Holder and has at all times been given the opportunity to obtain additional information necessary to verify the accuracy of the information received and the opportunity to ask questions of and receive answers from the Managing Member to enable such Interest Holder to evaluate the terms and conditions of the investment and the nature and prospects of the Company’s business to such Interest Holder’s satisfaction.

11.3       Economic Risk. The Interest Holder is financially able to bear the economic risk of an investment in the Unit, including the total loss thereof.

11.4       Investment Intent. The Interest Holder is acquiring its Units for investment purposes and for the Interest Holder’s own account only and not with a view to, or for sale in connection with, any distribution of all or any part of its Unit. Except for the partners or members of the Interest Holder, no other Person will have any direct or indirect beneficial interest in, or right to, its Unit.

11.5       No Advertising. The Interest Holder has not seen, received or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement or any other form of advertising or general solicitation with respect to the purchase of its Unit.

11.6       Units are Restricted Securities. The Interest Holder understands that its Units are “restricted securities” under the Securities Act in that the Units will be acquired from the Company in a transaction not involving a public offering, that its Units may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise its Unit must be held indefinitely.

11.7       No Registration of Units. The Interest Holder acknowledges that its Units have not been registered under the Securities Act or qualified under any state securities law in reliance, in part, upon its representations, warranties and agreements herein.

11.8      Consultation with Attorney. Each Member acknowledges and understands that Alliance Legal Partners, Inc., a law corporation, has acted as legal counsel to the Company in connection with the preparation of this Agreement. Alliance Legal Partners, Inc., also currently serves as legal counsel to both the Class A Members and the Managing Member. Each Interest Holder further acknowledges and understands that the interests of the Class A Members, the Class B Members and the Managing Member are different with respect to this Agreement from the interests of each other. By executing this Agreement, each Member acknowledges and agrees that it has been advised to consult with its own independent legal counsel regarding all legal and tax matters concerning an investment in the Units and the execution of this Agreement, and has done so to the extent it considers necessary, and hereby irrevocably waives any conflict of interest that may exist with respect to the preparation of this Agreement by Alliance Legal Partners, Inc., and its prior and concurrent legal representation of the Company, the Class A Members, and the Managing Member.

Operating Agreement - The Crown League, LLC
30 of 35

12.          MISCELLANEOUS

12.1      Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all of the Interest Holders, notwithstanding that all of the Interest Holders are not signatory to the original or the same counterpart. This Agreement may be executed and delivered by facsimile signature.

12.2       Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Interest Holders.

12.3      Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

12.4      Notices. Any notice to be given to the Company, any Interest Holder, the Board Representatives, or the Managing Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice by courier or other means of personal service, when the confirmation of transmission so indicates if sent by facsimile, one (1) business day after sent by electronic mail, or three (3) business days after deposit of the notice by first class mail, postage prepaid, or certified mail, return receipt requested. Any such notice must be given to the Company at its principal place of business to the attention of the Managing Member, and to any Interest Holder, the Managing Member and the Board Representatives at the most recent street address, facsimile number or email address set forth in the Company’s books and records. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address, facsimile number or email address, as the new address, facsimile number or email address to which notice must be given. Each Interest Holder expressly agrees that any notices required pursuant to this Agreement, may be provided by electronic mail, or any of the other means set forth herein.

12.5      Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenient reference. The titles and captions in no way define, limit, extend, or describe the scope of this Agreement nor the intent of any provision hereof.

12.6      Gender. Whenever required by the context, the masculine gender shall include the feminine and neutral genders, and vice versa; and the word “person” shall include a company, partnership, firm, or other form of association; the singular shall include the plural, and vice versa.

12.7      Choice of Law. This Agreement shall be construed under the laws of the State of Delaware, without reference to conflicts of law principles. Subject to the requirement that all disputes are to be submitted to arbitration pursuant to Section 12, each Interest Holder and the Managing Member consent to the jurisdiction of the state and federal courts sitting in New Hampshire in any action on a claim arising out of, under or in connection with the Certificate, this Agreement or the transactions contemplated by this Agreement and waives any objection to such venue as being inconvenient. Each Interest Holder and the Managing Member further agree that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 12.4 and that when so made shall be as if served upon it personally. The parties waive any rights to trial by jury.

Operating Agreement - The Crown League, LLC
31 of 35

12.8        Entire Agreement. This Agreement, together with the League Governing Documents (to the extent not inconsistent with the provisions of this Agreement) and the Class A Debt Agreements, contains the entire understanding among the Company and the Interest Holders and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between and among the Interest Holders relating to the subject matter of this Agreement that are not fully expressed herein. No Person other than a Member, the Managing Member, Board Representative or a Person entitled to indemnification pursuant to Section 10 shall have any legal or equitable right, remedy or claim, or be a beneficiary, under or in respect of this Agreement. To the extent the terms of this Agreement conflict with the terms of the Class A Debt Agreements, the conflicting term in the Class A Debt Agreements shall govern. In the event this Agreement conflicts with any provisions of any of the other League Governing Documents, the conflicting terms of this Agreement shall govern.

12.9        Interpretation. In the event any claim is made by any Member or a Managing Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or the Managing Member or that Member’s, the Managing Member’s or the Company’s counsel.

12.10     Waiver. No waiver of any breach or default of this Agreement by any party hereto shall be considered to be a waiver of any other breach of default of this Agreement.

12.11     Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

12.12     Attorneys’ Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in ascertaining such party’s rights, in preparing to enforce, or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

12.13     Arbitration.

(a)          General. Except as otherwise provided herein, in the event of any dispute, claim or controversy among the parties arising out of or relating to this Agreement or the Certificate, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement or the Certificate, such dispute, claim or controversy shall be resolved by and through an arbitration proceeding to be conducted under the auspices and the commercial arbitration rules of the American Arbitration Association (or any like organization successor thereto) in New Hampshire. The arbitrability of the dispute, claim or controversy shall likewise be determined in the arbitration. The arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association. Both the foregoing agreement of the parties to arbitrate any and all such disputes, claims and controversies, and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the parties and may be specifically enforced by legal proceedings in any court of competent jurisdiction.

(b)          Governing Law. The arbitrator(s) shall follow any applicable federal law and Delaware state law (with respect to all matters of substantive law) in rendering an award.

Operating Agreement - The Crown League, LLC
32 of 35

(c)          Costs of Arbitration. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including each party’s reasonable attorneys’ fees and costs), shall be borne by the unsuccessful party or, at the discretion of the arbitrator(s), may be prorated between the parties in such proportion as the arbitrator(s) determine(s) to be equitable and shall be awarded as part of the arbitrators’ award.

12.14     Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity. Without limiting the generality of the foregoing, the parties agree that, in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

12.15     Amendments. Except as otherwise set forth herein, this Agreement may be amended by the Managing Member, without the consent of any Members; provided, however, the following amendments shall require the consent of all of the Members by a Super Majority Vote:

(a)          any amendment that alters a Class of Member’s interest in Net Income, Net Loss or Distributions, unless each Class of Members; interest is altered proportionately;

(b)          any amendment which affects the status of the Company as a partnership for federal income tax purposes;

(c)          any amendment which adversely effects the voting rights of any Class of Members;

[SIGNATURE ON FOLLOWING PAGE]

Operating Agreement - The Crown League, LLC
33 of 35

IN WITNESS WHEREOF, the undersigned hereby executes this Operating Agreement of The Crown League, LLC, a Delaware limited liability company, as of the date set forth below.

“Class B Members”

CROWNTHROWN, INC.

By:
Daniel J. Nissanoff, CEO

“Class A Members”

ATLANTA HOT WINGS, INC.		NEW YORK BODEGA CATS, INC.

By:		By:
	Steven Glassman, President		Steven Glassman, President

CHICAGO HOGMOLLIES, INC.		PHILADELPHIA POWDERKEGS, INC.

By:		By:
	Steven Glassman, President		Steven Glassman, President

DENVER MOGULS, INC.		SEATTLE EMERALD HAZE, INC.

By:		By:
	Steven Glassman, President		Steven Glassman, President

FLORIDA MANGOS WILD, INC.		SIN CITY BAD BABIES, INC.

By:		By:
	Steven Glassman, President		Steven Glassman, President

Operating Agreement - The Crown League, LLC
34 of 35

LOS ANGELES DRIVE, INC.		TEXAS HOLY SMOKERS, INC.

By:		By:
	Steven Glassman, President		Steven Glassman, President

NEW ENGLAND CAPE GODS, INC.		CRL TEAM 12, INC.

By:		By:
	Steven Glassman, President		Steven Glassman, President

Operating Agreement - The Crown League, LLC
35 of 35

EXHIBIT A

			Class A		Class B
		Class A	Membership	Class B	Membership	Aggregate
Member	Capital Contributions	Membership	Percentage	Membership	Percentage	Percentage of
Class A Members
Atlanta Hot Wings, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Chicago Hogmollies, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Denver Moguls, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Florida Mangos Wild, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Los Angeles Drive, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
New England Cape Gods, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
New York Bodega Cats,	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Philadelphia Powderkegs, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Seattle Emerald Haze, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Sin City Bad Babies, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
Texas Holy Smokers, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%
CRL Team 12, Inc.	$125,000 Share Acquisition Loan	416,600	8.3333%	0	0%	4.166%

Class B Members
CrownThrown, Inc.	$1,500,000 in Services	0	0%	5,000,800	100%	50.008%

TOTALS		4,999,200		5,000,800	100%	100%

Operating Agreement - The Crown League, LLC